Press
Release

Contact:                      Mark E. Patten, Sr. Vice President and CFO
     mpatten@ctlc.com
Phone:                        (386) 944-5643
Facsimile:                   (386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED-TOMOKA LAND CO. REPORTS THIRD QUARTER 2013 EARNINGS OF $0.22 PER SHARE

DAYTONA BEACH, FLORIDA, October 22, 2013. Consolidated-Tomoka Land Co. (NYSE MKT: CTO) (the “Company”) today announced its operating results and earnings for the third quarter and nine months ended September 30, 2013.

OPERATING RESULTS

Operating results for the third quarter ended September 30, 2013 (compared to the same period in 2012):

●	Net income was $0.22 per share compared to a net loss of $0.10 per share in 2012, an increase of $0.32 per share or 311%; the Company’s highest quarterly earnings since 2008;

●	Revenue from Income Properties totaled approximately $3.4 million, an increase of 54%;

●	Income from the commercial mortgage loan acquired in August 2013 totaled approximately $644,000;

●
Revenue from Real Estate Operations totaled approximately $1.4 million, an increase of 225%; which included $1.0 million in revenue, an impact of $0.11 per share, from a payment of approximately $4.3 million  received relating to the amendment of an oil exploration lease;

●	Revenue from Golf Operations increased by 14% to approximately $981,000, while net operating losses were approximately $340,000, a 25% improvement;

●	Agriculture and other income generated a loss of approximately $13,000 compared to income of approximately $67,000 in the prior period quarter; and

●	The weighted average lease duration of our income property portfolio equaled 10.17 years as of September 30, 2013, a slight decline from 10.20 years as of September 30, 2012.

Operating results for the nine months ended September 30, 2013 (compared to the same period in 2012):

●	Net income was $0.32 per share compared to $0.09 per share in 2012, an increase of $0.23 per share or 240%;

●	Revenue from Income Properties totaled approximately $9.6 million, an increase of 51%;

●	Income from the commercial mortgage loan acquired in August 2013 totaled approximately $644,000;

●
Revenue from Real Estate Operations totaled approximately $2.0 million, which included $1.0 million in revenue from a payment of approximately $4.3 million received relating to the amendment of an oil exploration lease;

●	Revenue from Golf Operations increased by 9% to approximately $3.8 million, while net operating losses were approximately $396,000, a 48% improvement; and

●	Agriculture and other income generated net operating income of approximately $29,000 versus a net operating loss of approximately $20,000 during the same period in 2012, a 245% improvement.

OTHER HIGHLIGHTS

Other highlights for the quarter and nine months ended September 30, 2013 include the following:

●
Total investments made during the quarter totaled approximately $29.3 million, including the acquisition of a  $19.56 million commercial mortgage loan, secured by a hotel in Atlanta, Georgia, which matures in March 2014;

●
Received a payment of approximately $4.3 million, in conjunction with an amendment to our oil exploration lease with Kerogen Florida Energy Company, consisting of $1.0 million related to drilling commitment requirements and approximately $3.3 million related to the rent payment for the third year of the lease ending in September 2014;

●
Commenced construction on two buildings located within the Gateway Center; a two building, flex-office project totaling approximately 30,720 square feet on approximately 4.51 acres, in Daytona Beach, Florida, of which 25% is pre-leased under a 10.4 year lease with Lamar Advertising Co.;

●	Golf memberships increased more than 21% from year end 2012 through the quarter ended September 30, 2013;

●
Debt totaled approximately $66.7 million at September 30, 2013, with approximately $29.7 million of available borrowing capacity on our credit facility, and total cash was approximately $743,000 at September 30, 2013; and

●
Received approximately $96,000 and $181,000 for impact fees for the quarter and nine months ended September 30, 2013, respectively, versus $146,000 and $159,000 in the quarter and nine months ended September 30, 2012, respectively.

Financial Results

Revenue
Total revenue for the quarter ended September 30, 2013 increased 79% totaling approximately $6.4 million, compared to approximately $3.6 million in the same period of 2012. The increase of approximately $2.8 million included approximately $1.2 million of additional rent revenue generated by our income property portfolio, an increase of 54%, particularly from our acquisitions in the fourth quarter of 2012 and the three quarters in 2013, $1.0 million in revenue from the amendment of our oil exploration lease, approximately $644,000 of income generated by our commercial mortgage loan investment, and approximately $120,000 of increased revenue from our golf operations offset by a reduction in our agriculture and other revenues of approximately $75,000.

Total revenue for the nine months ended September 30, 2013 increased 31% totaling approximately $16.2 million, compared to approximately $12.4 million in the same period in 2012. The increase of approximately $3.8 million included approximately $3.2 million of additional rent revenue generated by our income property portfolio, an increase of 51%, particularly our acquisitions in the fourth quarter of 2012 and in the three quarters of 2013, approximately $644,000 of income generated by our commercial mortgage loan investment, and approximately $315,000 of increased revenue from our golf operations, a 9% increase, offset by a reduction in our real estate operations of approximately $407,000. Our results in the nine months ended September 30, 2012 included $618,000 of revenue from the sale of 16.6 acres of land and approximately $730,000 recognized in connection with the resolution of the Dunn Avenue extension obligation.

Net Income (Loss)
Net income for the quarter ended September 30, 2013 was approximately $1.2 million, compared to a net loss of approximately $557,000 in the same period of 2012, an increase of $1.8 million or 323%. Contributing to the increase in net income of approximately $1.8 million was the after tax results of the aforementioned increases in our revenues of $2.8 million, or 79%, net of the increase in direct costs of those revenues of approximately $271,000, offset by increases in our depreciation and amortization of approximately $229,000, attributable to our larger income property portfolio, and increased interest expense of approximately $357,000. Our increased net income also benefited from lower general and administrative expenses, which decreased by approximately $1.1 million with such decrease reflecting a decrease in our stock compensation costs of approximately $195,000 and decreased legal expenses of approximately $104,000 while the September 30, 2012 general and administrative expenses were also impacted by a charge taken in the third quarter of 2012 of approximately $612,000 pertaining to a legal reserve and approximately $145,000 related to a one-time payment to a retiring senior executive. Net income for the quarter ended September 30, 2013, was $0.22 per share, compared to a $0.10 per share loss during the same period in 2012. The impact on net income from the $1.0 million in revenue from the payment related to the amendment of the Company’s oil exploration lease was $0.11 per share.

Net income for the nine months ended September 30, 2013 was approximately $1.8 million, compared to net income of approximately $537,000 in the same period of 2012, an increase of approximately $1.3 million or 241%. Contributing to the increase in net income of approximately $1.3 million was the after tax results of the aforementioned increases in our revenues of $3.8 million, or 31%,  net of the increase in direct costs of those revenues of approximately $365,000 offset by increases in our depreciation and amortization of approximately $638,000, attributable to our larger income property portfolio, and increased interest expense of approximately $841,000 and a $616,000 impairment charge taken on certain land of which a portion was previously under contract. Our increased net income also benefited from lower general and administrative expenses, which decreased by approximately $849,000 with such decrease primarily due to the September 30, 2012 general and administrative expenses including the impact of a charge taken in the third quarter of 2012 of approximately $612,000 pertaining to a legal reserve and approximately $145,000 related to a one-time payment to a retiring senior executive. In addition, the net income for the nine months ended September 30, 2012 benefited from the aforementioned land transaction and the resolution of the Dunn Avenue extension obligation, an after tax impact of $0.14 per share, offset by an impairment loss totaling approximately $616,000, an after tax impact of $0.07 per share. Net income for the nine months ended September 30, 2013, was $0.32 per share, compared to $0.09 per share during the same period in 2012.

Income Property Portfolio Update

On July 25, 2013, the Company acquired a 16,280 square foot building leased to a subsidiary of Rite Aid Corp. in Renton Washington, a suburb of Seattle. The total purchase price was approximately $6.6 million. On the acquisition date, the remaining term of the lease was 13 years, with lease escalations during the six 5 year renewal option periods.

On September 13, 2013, the Company acquired a 25,600 square foot building leased to Big Lots in Germantown, Maryland. The total purchase price was approximately $5.0 million. On the acquisition date, the remaining term of the lease was approximately 10.4 years, with three 5 year renewal option periods.

On October 14, 2013, the Company executed a purchase and sale agreement to sell its interest in the 15,120 square-foot building under lease to Walgreens, located in Orlando, Florida. As a result, this property’s operating results were included in discontinued operations for each of the three and nine month periods ending September 30, 2013 and 2012, respectively.

Land Update

We expect to close on the transaction we have with a convenience store operator for the 3.4 acre pad site at the southeast corner of LPGA and Williamson Boulevards in the fourth quarter of 2013.

We also expect to close on a two-acre pad site along LPGA Boulevard, on the east side of Interstate 95, late in the fourth quarter.

During the quarter, the 3.21 acre site on the west side of Interstate 95 that was under contract in the second quarter was terminated by the buyer.

CEO and CFO Comments on Operating Results

Mark E. Patten, senior vice president and chief financial officer, stated, “We are pleased with the results of our operating segments, especially the cash flow generated in our real estate operations from the amendment to our oil exploration lease with Kerogen.” Mr. Patten continued, “In addition, our golf operations continue to trend positively over the prior year as did our general and administrative expenses.” Mr. Patten further noted, “Considering our active investment levels in the third quarter, we ended the quarter with continued modest leverage and ample liquidity under our credit facility.”

John P. Albright, president and chief executive officer, stated, “Our investments in the quarter totaling approximately $29.3 million further strengthen the foundation of our income producing investment portfolio which are starting to produce attractive cash flows, and are also reflected in our best earnings performance in approximately five years.” Mr. Albright continued, “We are particularly pleased to have achieved these results without the benefit of income from land sales, although we hope to close two land transactions in the fourth quarter of this year.”

About Consolidated-Tomoka Land Co.
Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income properties in diversified markets in the United States, as well as over 10,000 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

Forward-Looking Statements
Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

The Company wishes to caution readers that the assumptions which form the basis for forward-looking statements with respect to or that may impact earnings for the quarter ended September 30, 2013, and thereafter include many factors that are beyond the Company’s ability to control or estimate precisely.  For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, please see the Company’s filings with the Securities and Exchange Commission, including, but not limited to the Company’s most recent Annual Report on Form 10-K for the year-ended December 31, 2012.  Copies of each filing may be obtained from the Company or the SEC.

While the Company periodically reassesses material trends and uncertainties affecting its results of operations and financial condition, the Company does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

Disclosures in this press release regarding the Company’s financial results for the third quarter and nine months ended September 30, 2013 are preliminary and are subject to change in connection with the Company’s preparation and filing of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. The financial information in this release reflects the Company’s preliminary results subject to completion of the quarter end review process. The final results for the quarter may differ from the preliminary results discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of the consolidated financial statements.

CONSOLIDATED-TOMOKA LAND CO.
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30,	December 31,
	2013	2012
ASSETS
Cash and Cash Equivalents	$743,424	$1,301,739
Restricted Cash	322,562	—
Refundable Income Tax	—	239,720
Commercial Mortgage Loan, Held for Investment	18,006,024	—
Land and Development Costs	26,520,183	27,848,525
Intangible Assets – Net	6,616,419	4,527,426
Assets Held for Sale	3,203,100	3,433,500
Other Assets	8,654,440	8,254,399
	64,066,152	45,605,309

Property, Plant, and Equipment:
Land, Timber, and Subsurface Interests	15,241,501	15,194,901
Golf Buildings, Improvements, and Equipment	3,013,856	2,879,263
Income Properties, Land, Buildings, and Improvements	158,189,373	132,202,887
Other Furnishings and Equipment	920,703	906,441
Construction in Process	51,215	—
Total Property, Plant, and Equipment	177,416,648	151,183,492
Less, Accumulated Depreciation and Amortization	(12,758,397)	(12,091,901)
Property, Plant, and Equipment – Net	164,658,251	139,091,591
TOTAL ASSETS	$228,724,403	$184,696,900

LIABILITIES
Accounts Payable	$453,883	$440,541
Accrued Liabilities	5,499,913	6,121,392
Deferred Revenue	4,199,583	850,951
Accrued Stock-Based Compensation	346,418	265,311
Pension Liability	1,225,932	1,317,683
Income Taxes Payable	1,356,638	—
Deferred Income Taxes – Net	31,646,987	32,357,505
Long-Term Debt	66,727,032	29,126,849
TOTAL LIABILITIES	111,456,386	70,480,232

Commitments and Contingencies

SHAREHOLDERS’ EQUITY
Common Stock – 25,000,000 shares authorized; $1 par value, 5,864,359 shares issued and 5,849,725 shares outstanding at September 30, 2013; 5,847,036 shares issued and 5,832,402 shares outstanding at December 31, 2012	5,764,792	5,726,136
Treasury Stock, at cost – 14,634 shares held at September 30, 2013 and December 31, 2012	(453,654)	(453,654)
Additional Paid-In Capital	8,292,677	6,939,023
Retained Earnings	104,901,682	103,242,643
Accumulated Other Comprehensive Loss	(1,237,480)	(1,237,480)
TOTAL SHAREHOLDERS’ EQUITY	117,268,017	114,216,668
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$228,724,403	$184,696,900

CONSOLIDATED-TOMOKA LAND CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012
Revenues
Income Properties	$3,356,937	$2,177,895	$9,621,147	$6,390,847
Interest Income from Commercial Mortgage Loan	644,198	—	644,198	—
Real Estate Operations	1,369,397	421,983	2,010,722	2,417,367
Golf Operations	981,118	861,326	3,758,629	3,443,984
Agriculture and Other Income	20,845	95,971	149,028	146,629
Total Revenues	6,372,495	3,557,175	16,183,724	12,398,827

Direct Cost of Revenues
Income Properties	(427,341)	(199,710)	(1,038,922)	(518,904)
Real Estate Operations	(174,411)	(143,138)	(480,152)	(531,913)
Golf Operations	(1,321,337)	(1,314,428)	(4,154,338)	(4,210,961)
Agriculture and Other Income	(33,821)	(28,530)	(120,275)	(166,420)
Total Direct Cost of Revenues	(1,956,910)	(1,685,806)	(5,793,687)	(5,428,198)

General and Administrative Expenses	(1,207,593)	(2,311,448)	(4,221,831)	(5,070,383)
Impairment Charges	—	—	(616,278)	—
Depreciation and Amortization	(738,537)	(509,242)	(2,146,515)	(1,508,801)
Gain on Disposition of Assets	—	(33,513)	—	242,051
Total Operating Expenses	(3,903,040)	(4,540,009)	(12,778,311)	(11,765,331)
Operating Income	2,469,455	(982,834)	3,405,413	633,496

Interest Income	—	453	391	820
Interest Expense	(509,898)	(152,847)	(1,316,026)	(475,449)
Loss on Early Extinguishment of Debt	—	—	—	(245,726)
Income (Loss) from Continuing Operations
Before Income Tax Expense	1,959,557	(1,135,228)	2,089,778	(86,859)
Income Tax (Expense) Benefit	(755,918)	433,244	(796,738)	36,656
Income (Loss) from Continuing Operations	1,203,639	(701,984)	1,293,040	(50,203)
Income from Discontinued Operations (Net of Tax)	38,665	145,378	538,079	587,584
Net Income (Loss)	$1,242,304	$(556,606)	$1,831,119	$537,381

Per Share Information:
Basic and Diluted
Income (Loss) from Continuing Operations	$0.21	$(0.13)	$0.23	$(0.01)
Income from Discontinued Operations (Net of Tax)	0.01	0.03	0.09	0.10
Net Income (Loss)	$0.22	$(0.10)	$0.32	$0.09
Dividends Declared and Paid	$—	$—	$0.03	$0.02

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